UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2009

Safeguard Scientifics, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-5620	23-1609753
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

435 Devon Park Drive, Building 800, Wayne, PA	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-293-0600

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.     Entry into a Material Definitive Agreement.

On March 25, 2009, Clarient, Inc. (“Clarient”), a majority-owned subsidiary of the Company, entered into a Stock Purchase Agreement (the “Purchase Agreement”), with Oak Investment Partners XII, Limited Partnership, a Delaware limited partnership (“Oak”), pursuant to which Clarient agreed to sell and issue to Oak up to an aggregate of 6,578,948 shares of the Company’s Series A Convertible Preferred Stock, $0.01 par value (the “Preferred Shares”) in two or more tranches (the “Private Placement”) for aggregate consideration of up to $50.0 million. The initial closing of the Private Placement occurred on March 26, 2009, at which time Clarient issued and sold an aggregate of 3,833,201 Preferred Shares for aggregate consideration of approximately $29.1 million (“Initial Closing”). The second closing under the Purchase Agreement for an additional 1,429,957 Preferred Shares for consideration of approximately $10.9 million will occur no later than the second business day following the satisfaction or waiver of the conditions precedent to the second closing set forth in the Purchase Agreement, including the filing of an Information Statement with the Securities and Exchange Commission describing the stockholder action being taken to approve the Private Placement and the distribution of such Information Statement to all Clarient stockholders in accordance with Delaware law and the rules of the Securities and Exchange Commission and the Nasdaq Marketplace. Pursuant to the Stockholders Agreement (as defined below), Safeguard Delaware, Inc. (“SDI”) and Safeguard Scientifics (Delaware), Inc. (“SSDI”), wholly owned subsidiaries of Safeguard Scientifics, Inc. (“Safeguard”), have approved the issuance of the Preferred Shares via written consent. The remaining Preferred Shares will be issued and sold pursuant to the Purchase Agreement only upon the further mutual agreement of Clarient and Oak and the satisfaction of all conditions precedent to such closings contained in the Purchase Agreement. Neither party is obligated to consummate the sale and purchase of such remaining Preferred Shares. A portion of the net proceeds of the Initial Closing were used to repay $14 million of amounts outstanding under the Safeguard Loan Agreement (as defined below) and to pay off all amounts outstanding under the Comerica Loan Agreement (as defined below).

In connection with the Private Placement:

•	SDI, SSDI and Safeguard entered into a Stockholders Agreement with Oak (“Stockholders Agreement”) pursuant to which they agreed, among other matters, to vote the securities they own in favor of the Private Placement.

•	Clarient and SDI amended certain provisions of the Securities Purchase Agreement dated as of June 13, 2002, between Clarient and SDI. The amendment provides that Safeguard is entitled to nominate up to three directors to the Clarient Board of Directors for so long as Safeguard and/or its transferee(s) hold at least 25% of the voting power of all outstanding securities of Clarient.

•	Clarient and SDI amended certain provisions of the Second Amended and Restated Senior Subordinated Revolving Credit Agreement, dated February 27, 2009, by and between Clarient and SDI (the “Safeguard Loan Agreement”). The material amendments to the Safeguard Loan Agreement are as follows: (i) the maximum aggregate principal amount which may be borrowed under the terms of the Safeguard Loan Agreement, inclusive of those amounts currently outstanding, is reduced from $30.0 million to $10.0 million; and (ii) the repayment in full of Clarient’s debt under, and the termination of, the Amended and Restated Loan Agreement, dated as of February 28, 2008 (as modified and amended from time to time), by and between Comerica Bank and Clarient (the “Comerica Loan Agreement”) at the Initial Closing is permitted.

•	The Safeguard Guaranty (as defined below) and the Reimbursement and Indemnity Agreement (as defined below) were terminated, and the Safeguard cash collateral securing such guaranty was released.

The information set forth above is qualified in its entirety by reference to the Amendment to the Securities Purchase Agreement dated March 26, 2009, by and between Clarient and SDI and its affiliates (Exhibit 10.1), the First Amendment and Consent to the Second Amended and Restated Senior Subordinated Revolving Credit Agreement dated March 26, 2009, by and between Clarient and SDI (Exhibit 10.2), and the Stockholders Agreement dated March 26, 2009, among SDI, SSDI, Safeguard and Oak (Exhibit 10.3), which documents are incorporated herein by reference. A copy of Safeguard’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 1.02. Termination of a Material Definitive Agreement

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 1.02.

In connection with the termination of the Comerica Loan Agreement, that certain Third Amended and Restated Unconditional Guaranty dated January 17, 2007, by Safeguard in favor of Comerica Bank (as amended, the “Safeguard Guaranty”) was terminated. As a result of the termination of the Safeguard Guaranty, that certain Amended and Restated Reimbursement and Indemnity Agreement dated January 17, 2007, as amended, between Clarient and Safeguard (“Reimbursement and Indemnity Agreement”) automatically terminated.

ITEM 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Amendment to Securities Purchase Agreement dated March 26, 2009, by and between Clarient, Inc. and Safeguard Delaware, Inc. and its affiliates (incorporated by reference to Exhibit 10.4 of the Current Report on Form 8-K filed on March 27, 2009 by Clarient, Inc. (SEC File No. 000-22677))

10.2	First Amendment and Consent to Second Amended and Restated Senior Subordinated Revolving Credit Agreement dated March 26, 2009 by and between Safeguard Delaware, Inc. and Clarient, Inc. (incorporated by reference to Exhibit 10.5 of the Current Report on Form 8-K filed on March 27, 2009 by Clarient, Inc. (SEC File No. 000-22677))

10.3	Stockholders Agreement dated March 26, 2009 by and among Safeguard Delaware, Inc., Safeguard Scientifics, Inc., Safeguard Scientifics (Delaware), Inc. and Oak Investment Partners XII, Limited Partnership (incorporated by reference to Exhibit 10.6 of the Current Report on Form 8-K filed on March 27, 2009 by Clarient, Inc. (SEC File No. 000-22677))

99.1	Press release dated March 26, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.

Dated: March 27, 2009	By:	BRIAN J. SISKO
Brian J. Sisko Senior Vice President and General Counsel